EXHIBIT 10.3

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of May 8, 2013, by and between BMO Harris Bank N.A., a national banking association (“Lender”), and WSI Industries, Inc., a Minnesota corporation (“Borrower”), and WSI Industries, Co., a Minnesota corporation and WSI Rochester, Inc., (jointly "Guarantors", or individually, a "Guarantor").

W I T N E S S E T H:

WHEREAS, Lender has agreed to make a loan to Borrower of up to $4,200,000.00 (which includes the amount currently outstanding on the Original Note, and which shall remain outstanding on and as a part of the Note, both as defined below) to finance the construction of the Project.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      Definitions.  The following definitions shall apply to this Loan Agreement:

1.1.              Business Day.  Business Day shall mean any day except a Saturday, Sunday or a day on which banks in Chicago, Illinois are authorized or required by law to close.

1.2.              Collateral Security Documents.  The Collateral Security Documents shall include the following documents, each of which shall be in form and substance acceptable to Lender and shall have been executed by Borrower or the Guarantors in favor of Lender and dated as of the date hereof unless otherwise noted:

1.2.1.           Amended and Restated Real Estate Mortgage, Security Agreement and Financing Statement (“Mortgage”).

1.2.2.           Assignment of Leases and Rents ("Assignment of Rents").

1.2.3.            Guaranties executed by the Guarantors.

1.2.4.            UCC Financing Statement (Fixture Filing).

1.2.5.           The Collateral Security Documents shall also include all other documents and instruments, at any time executed by Borrower or any other individual or entity in favor of Lender, which expressly or impliedly evidence or secure the Loan.

1.3.              Event of Default.  The term “Event of Default” is defined in Section 7.1 hereof.

1.4.              Guarantors.  The Guarantors are WSI Industries Co., a Minnesota corporation, and WSI Rochester, Inc., a Minnesota corporation.

1.5.              Loan.  The Loan is the existing mortgage loan which is being amended to the new $4,200,000.00 loan, which includes the current outstanding principal balance of the existing mortgage loan in the amount of $1,048,004.85, and the additional proceeds to be advanced in the amount of $3,151,995.18 which are to be used in accordance with this Loan Agreement.

1.6.               Loan Documents.  The Loan Documents shall include, but not be limited to, the Collateral Security Documents, the Note, , and this Loan Agreement.

1.7                      Municipality.  The Municipality is the City of Monticello, Minnesota

1.8                      Note.  The Note is the $4,200,000.00 Amended and Restated Promissory Note executed by Borrower in favor of Lender on a date even herewith.

1.9                      Original Note.  The Original Note is the existing that certain Promissory Note dated May 3, 2004 in the original principal amount of $1,360,000.00, with a current principal balance of $1,048,004.85, and which shall be amended and restated in its entirety by the Note.

1.10                    Permitted Liens and Encumbrances.  Permitted Liens and Encumbrances shall be those liens and encumbrances set forth on Exhibit B to the Mortgage.

1.11                    Project.  The Project is the construction and completion of a 47,945 square foot addition to Borrower's building including all fixtures, landscaping, parking areas, and other work necessary to render the Project usable and complete for its intended purposes, which Project shall be located at the Real Property and commonly known as 213 Chelsea Road, Monticello, Minnesota 55362.

1.12                    Project Completion Escrow.  The sum of $303,622.30, to be withheld from the proceeds of the Loan and to be deposited with the Title Insurance Company to be used for completion of landscaping, parking lot repaving and miscellaneous matters, to be held and disbursed pursuant to the terms of a separate agreement between the Borrower and the Title Insurance Company.

1.13                    Real Property.  The Real Property is the real property described on Exhibit A attached hereto.

1.14                    Secured Assets.  The Secured Assets shall mean all of the real and personal property of Borrower as described in the Mortgage.

1.15                    Title Commitment.  The Title Commitment shall be the title commitment referenced in Section 2.6 hereof.

1.16                    Title Insurance Company.  The Title Insurance Company shall be First American Title Insurance Company, as previously approved by Lender.

2.           Conditions Precedent.  This Loan Agreement shall become effective upon satisfaction of the conditions set forth in this Section.

2.1.              Loan Documents.  Borrower, Guarantors and all other applicable parties shall have executed and delivered each of the Loan Documents they are required to execute and deliver.

2.2.              Borrower’s Organizational Documents.  Borrower shall have furnished to Lender copies, certified to Lender by the Secretary of Borrower to be true and correct as of the date hereof, of the Articles of Incorporation and Bylaws of the Borrower, plus any amendments thereto, a Resolution authorizing the transaction and the execution and delivery of the applicable Loan Documents and a Certification and Incumbency Certificate.  Borrower shall also deliver a satisfactory Good Standing Certificate for Borrower as issued by the Secretary of State for the State of Minnesota.

2.3.              Guarantor’s Organizational Documents.  Guarantors shall have furnished to Lender copies, certified to Lender by the Secretary of each Guarantor to be true and correct as of the date hereof, of the Articles of Incorporation and Bylaws of the Guarantors, plus any amendments thereto, a Resolution authorizing the transaction and the execution and delivery of the applicable Loan Documents and a Certification and Incumbency Certificate.  Guarantors shall also deliver a satisfactory Good Standing Certificate for each Guarantor as issued by the Secretary of State for the State of Minnesota

2.4.              [RESERVED]

2.5.              Appraisal.  Lender shall have received an appraisal, conducted by an appraiser acceptable to Lender who meets regulatory requirements, showing that the Project and the Real Property, as of the date of completion of construction pursuant of the Project, shall have a market value equal to at least $5,250,000.00.  The appraisal must be in a form, content and substance acceptable to Lender, in its sole discretion, and shall meet Lender’s minimum appraisal standards and all regulatory requirements.  Lender reserves the right, at such time(s) as Lender may deem necessary or desirable, to have the Project and the Real Property re-appraised including, but not limited to, upon any change in use thereof, upon any change in entitlements or anticipated entitlements (e.g. zoning or other land use approvals) to the Real Property, upon any change in easements or anticipated easements benefitting or burdening the Real Property during the term of the Loan, upon substantial completion of construction of the Project pursuant to the Plans and Specifications and in accordance with the terms of this Loan Agreement, and to exercise the remedies provided for in Section 9.2 hereof.  Insurance.  Borrower shall have furnished to Lender the policies, or certificates evidencing such policies, of insurance required in Section 5.4. of this Loan Agreement.

2.6.              Title Insurance.  Lender shall have obtained, at Borrower’s expense, a commitment for an ALTA form of loan policy of title insurance with “gap” coverage (if applicable in the State in which the Project is located) and such endorsements as reasonably required by Lender, issued by the Title Insurance Company, in form and content satisfactory to Lender, in its sole discretion, to the effect that the Title Insurance Company will issue its loan policy of title insurance in the amount of $4,200.000.00, insuring that Borrower owns fee simple title to the Real Property  and insuring that the Mortgage constitutes a first and valid lien on the Real Property, subject only to the Permitted Liens and Encumbrances (and with the deletion of all standard title exceptions with so-called extended coverage).  In connection therewith, Borrower shall have executed such owner’s affidavits and other affidavits and statements which may be required by the Title Insurance Company to issue the loan policy in the form required by this Section.  The underwriter for which the Title Insurance Company is issuing the loan policy of title insurance described above shall have issued a closing protection letter for the benefit of Lender, in form and content reasonably acceptable to Lender, insuring the Title Insurance Company’s actions in closing the transactions contemplated by this Loan Agreement.

2.7.              Loan Fee.  Borrower shall have paid to Lender the sum of $0.00 as a loan fee, which fee shall be non-refundable to Borrower.

2.8.              UCC Search.  Lender shall have obtained, at Borrower’s expense, UCC Searches as deemed necessary or appropriate by Lender, certified by the Secretary of State  of the State of Minnesota and Wright County, Minnesota, or issued by a reputable UCC lien search company acceptable to Lender in its sole and absolute discretion, which state that there are no liens or encumbrances affecting the Secured Assets (or, if there are liens or encumbrances affecting the Secured Assets, Lender shall have approved of the same).

2.9.              Compliance with Laws.  Borrower shall have provided Lender with satisfactory evidence (including, if required by Lender, an opinion of Borrower’s counsel) of compliance by the Real Property and the Project with respect to both present and contemplated future use, of all applicable laws, regulations, ordinances and codes, including, but not limited to, zoning and subdivision laws, regulations, ordinances and codes, and comprehensive land use plans, laws, regulations, ordinances and codes and evidence (including, if required by Lender, an opinion of Borrower’s counsel) that all entitlements and governmental approvals necessary for the design and construction of the Project in accordance with the Plans and Specifications have been obtained.  All approvals shall be in continuous effect without lapse so as to permit the construction of the Project without the necessity of reapplying for or re-obtaining any such approvals.

2.10.              [RESERVED].

2.11.              [RESERVED]

2.12.              [RESERVED].

2.13.              Licenses, Permits and Approvals.  Borrower shall have delivered to Lender, and Lender shall have the right to approve or disapprove, in its sole discretion, copies of all governmental and quasi-governmental approvals and permits required to operate the Project including, but not limited to, all building permits and certificates of occupancy issued by the Municipality, as requested by Lender.

2.14                      [RESERVED] .

2.15                      Utilities.  Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender that all utility services necessary for the development, construction and operation of the Project (including, but not limited to, sanitary sewer, water, electricity, gas and other similar utilities) are available to the Real Property in sufficient capacity to serve the Project and that Borrower will be permitted to directly connect the Project to all such utility services without unusual expense.

2.16                      Survey.  Borrower shall have furnished to Lender (or Lender shall have obtained, at Borrower’s expense) an ALTA "as-built" survey prepared according to the current ALTA/ACSM Minimum Standard Detail Requirements by a licensed surveyor satisfactory to Lender and certified to Lender and the Title Insurance Company, which shows (i) the as-built foundation of the Project, the existing improvements, driveways and fences, if any, on the Real Property; (ii) all easements and roads or right of ways and setback lines, if any, affecting the Real Property; (iii) the dimensions, boundaries and square footage of the Real Property; (iv) no encroachments by the Project and the existing improvements on the Real Property or by improvements located on the adjoining property exist; (v) whether or not the property appears on any U.S. Department of Housing and Urban Development Flood Insurance Boundary Map and, if so, further state the map number and whether or not the property appears in the “Flood Hazard” shown on the map; and (vi) such additional information that may be required by Lender, in its sole discretion (the “Survey Requirements”).

2.17                      [RESERVED].

2.18                      [RESERVED].

2.19                      [RESERVED].

2.20                      Leases.   There are no current Leases to the Real Property.  With respect to any Leases entered into after the date hereof, Borrower shall comply with the requirements of of the Mortgage.

2.21                      [RESERVED]

3.           [RESERVED]

4.           Representations and Warranties.  Borrower represents, warrants and certifies to Lender that:

4.1.              Organizational Documents.  Borrower and Guarantors shall at all times be duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Minnesota.  Borrower is duly organized to transact business in all other States in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business.  Specifically, Borrower is, and at all times shall be, duly qualified as a foreign corporation in all States in which the failure to so qualify would have a material adverse effect on its business or financial condition.  Borrower has the full power and authority to own its properties and to transact business in which it is presently engaged or proposes to engage.  Borrower maintains its principal office at 213 Chelsea Road, Monticello, MN 55362.  Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Project.  Borrower will notify Lender prior to any change in the location of Borrower’s state of organization, principal place of business, or Borrower’s name and pay all of Lender’s costs and expenses as a result thereof including, but not limited to, costs and expenses of correcting any UCC filings.  Borrower shall do all things necessary to preserve and to keep in full force and effect its existence.

4.2.              Execution of Loan Documents.   The Loan Documents have been duly executed and delivered by Borrower and the Guarantors, so that such documents constitute the legally enforceable obligations of Borrower and the Guarantors in accordance with their respective terms.

4.3.              Financial Statements.  All financial statements, information and other data furnished by Borrower and the Guarantors to Lender are complete and correct in all material respects and disclose all contingent obligations which are material individually or in the aggregate.  Such financial statements accurately and fairly represent each applicable party’s financial condition and operating results as of such date and since such date there has been no material change in Borrower’s or any of the Guarantors’ financial condition or results of operations sufficient to materially impair the ability to repay the Loan.

4.4.              Operation of Real Property and Project.  Borrower has examined and is familiar with all easements, covenants, conditions, restrictions, reservations, building laws, regulations, zoning and land use ordinances, and federal, state and local requirements affecting the Project.  The Project will at all times and in all respects conform to and comply with the requirements of such easements, covenants, conditions, restrictions, reservations, building laws, regulations, zoning and land use ordinances, and federal, state and local requirements.  The present and proposed operation and use of the Real Property and the Project do not violate any applicable law, ordinance, code, rule, regulation, order or any restrictive covenant or any similar zoning or land use restriction binding on the Real Property or the Project.  The Real Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances.  Borrower has no knowledge of any Native American or other archaeological ruins, discoveries or specimens existing on the Real Property.

4.5.              Ownership of Real Property.  As of the date hereof, and at all times thereafter until the Loan has been paid in full, Borrower will be the fee simple owner of the Real Property and Secured Assets, free and clear of all liens, encumbrances, claims, leases, rental agreements, occupancy agreements and other similar items except for the Permitted Liens and Encumbrances and the Leases.

4.6.              No Default.  Borrower is not now in default under any agreement to which it is a party, the effect of which would adversely affect performance by such parties of their obligations pursuant to the terms and provisions of the Loan Documents.  Neither the execution and delivery of the Loan Documents nor any other document executed and delivered by Borrower in connection with the Loan, nor the consummation of the Loan, nor compliance with the terms and provisions thereof, violate any presently existing law, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality or constitutes a default under any indenture, mortgage, deed of trust, agreement or contract of any kind to which such parties may be bound.

4.7.              Utilities.  All water, sewer, electric, telephone and drainage facilities and all other utilities required by law and by the normal operation of the Project have been installed to the boundary lines of the Real Property, are connected pursuant to valid permits, the cost of extending and connecting such utilities to the Real Property is stated in the Final Certified Construction Budget, and are adequate to fully comply with all requirements of law and to serve the Project for its intended use.

4.8.              Access.  All roads, easement areas and other modes of ingress and egress necessary for the full utilization of the Project have either been completed and Borrower has the legal right to use such roads, easement areas or modes of access; or any roads, easement areas or modes of access not so completed will be completed in accordance with the Plans and Specifications and sufficient funds are provided for in the Final Certified Construction Budget to complete such roads, easement areas or modes of access.

4.9.              Leases.  There are currently no Leases with respect to the Real Property.

4.10.            No Legal Proceedings.   There are no actions, suits or proceedings pending or threatened against Borrower, any Guarantor, the Secured Assets, the Project or the Real Property before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind which will adversely affect performance by Borrower or any Guarantor of their respective obligations pursuant to the provisions of the Loan Documents.

4.11.              Insurance.  Borrower has not received, and has no knowledge of any other party having received, any notice from any insurer of any defects or inadequacies in the Real Property or the Project which would adversely affect the insurability of the Real Property or the Project.

4.12.              Liens and Encumbrances.  Except for the Permitted Liens and Encumbrances, Borrower has not taken, suffered or permitted any action, the effect of which would be to establish or cause the inception or priority of any construction or materialman’s lien, statutory or otherwise, or other lien, charge or encumbrance upon the Real Property or the Secured Assets to be prior or superior to the liens and security interests of the Collateral Security Documents.  No bill of sale, security agreement, financing statement or other instrument creating a security interest to secure the repayment of debt (except those in favor of Lender) has been executed by Borrower with respect to the Project or the Real Property.

4.13.              Insolvency.  Neither Borrower nor any of the Guarantors have filed any petition nor has any petition been filed against any such party in bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee or for the arrangement of debts, nor has any such party or the Real Property been the subject of such action, nor has such action been threatened by or against any such party and/or the Real Property.  Neither Borrower nor any of the Guarantors are insolvent nor will they be rendered insolvent by the consummation of the Loan.

4.14.              [RESERVED]

4.15.              Approvals.  Borrower has obtained all approvals from all governmental and quasi-governmental authorities and any applicable private party necessary or required for the construction and operation of the Project.

5.           Covenants of Borrower.  While this Loan Agreement is in effect, and until the Loan has been repaid in full, Borrower shall comply with the covenants set forth below:

5.1.              [RESERVED].

5.2.              [RESERVED].

5.3.              Liens.  Borrower shall not create or permit to be outstanding any mortgage, encumbrance or lien of any nature on the Real Property or the Secured Assets except the Permitted Liens and Encumbrances.  In addition, Borrower shall: (i)  cause all claims for labor done and materials and services furnished in connection with the Project to be fully paid and discharged in a timely manner;  (ii)  diligently file or procure the filing of a valid notice of completion of construction, or such comparable document as may be permitted under applicable lien laws;  (iii)  diligently file or procure the filing of a notice of cessation, or such comparable document as may be permitted under applicable lien laws, upon the happening of cessation of labor on the Project for a continuous period of thirty (30) days or more, and  (iv)  take all reasonable steps necessary to remove all claims of liens against the Project, the Real Property, or any part of the collateral or improvements, or any rights or interests appurtenant to the collateral or improvements on the Real Property.  Upon Lender's request, Borrower shall make such demands or claims upon or against laborers, materialmen, subcontractors, or other persons who have furnished or claim to have furnished labor, services, or materials in connection with the Project, which demands or claims shall under the laws of the State of Minnesota require diligent assertions of lien claims upon penalty of loss or waiver thereof.  If any lien is created, Borrower shall, within ten (10) days after the filing of any claim of lien that is disputed or contested by Borrower, cause such lien to be removed of record or provide Lender with a surety bond issued by a surety acceptable to Lender sufficient to release the claim of lien or deposit with Lender an amount satisfactory to Lender for the possibility that the contest will be unsuccessful.  If Borrower fails to remove any lien on the collateral or the Project or provide a bond or deposit pursuant to this provision, Lender may pay such lien, or may contest the validity of the lien, and Borrower shall pay all costs and expenses of such contest, including Lender's reasonable attorneys' fees.

5.4.              Insurance.  Borrower shall at all times maintain in effect (or cause to be maintained in effect) and furnish Lender with insurance policies (or, if acceptable to Lender, certificates evidencing such policies) and proof of payment of premiums as follows:

5.4.1.           General Insurance Requirements.  Borrower shall maintain or cause to be maintained all insurance coverages as required pursuant to the Mortgage.

5.4.2.           Flood Insurance.  If any portion of the Real Property is located within a flood plain, Borrower shall maintain or cause to be maintained Flood Insurance in amounts acceptable to Lender in Lender’s discretion.

5.4.3.           Worker’s Compensation.  Borrower shall cause appropriate Worker’s Compensation coverage and Employer’s Liability insurance to be maintained in force at all times during the term of the Note, and upon request of Lender, shall furnish Lender evidence of same.

5.4.4.           Construction Insurance.  During the process of any construction, Borrower shall maintain policies of All Risk Builder’s Risk Completed Value insurance with all endorsements which are generally maintained by prudent real estate developers or real property owners covering the Project in at least the amount of the estimated cost to complete the Project, with lender loss payable and mortgagee endorsements in favor of Lender or its assigns.

5.4.5.           Rent Loss Insurance.  None.

5.4.6.           Additional Insurance Requirements.  The insurance maintained as required hereunder shall bear a standard noncontributory first mortgagee endorsement in favor of Lender or its assigns, shall name Lender as “Mortgagee” and “Lender Loss Payee”, and shall provide that all proceeds under such policies shall be paid to Lender and losses which apply solely to the Project shall be disbursed in accordance with the provisions of the Mortgage.  All insurance policies shall be written by companies having a Best’s rating of “A” and a financial size category rating of Class X or larger.  All insurance policies shall provide that they may not be cancelled without at least thirty (30) days written notice of intention to cancel given by the applicable insurance company to Lender.

5.5.              Compliance with Laws.  Borrower shall comply, and shall cause all tenants under the Leases, if any, to comply, with the requirements of all applicable environmental, health, safety and sanitation laws, rules, regulations and orders of regulatory and administrative authorities.  Borrower will also comply, and shall cause all tenants under the Leases, if any, to comply, with all other laws, rules, regulations and orders which are applicable to the Real Property, the Project or Borrower including, but not limited to, those relating to the Americans With Disabilities Act and the Fair Housing Act.  Borrower shall maintain all required licenses, permits and approvals with respect to the construction of the Improvements and the operation of the Project.

5.6.              Prohibition Against Fundamental Changes.  Borrower shall not enter into any transaction of merger, consolidation or amalgamation; liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business, Real Property, Secured Assets or any other assets; acquire by purchase or otherwise all or substantially all the business or assets of, or membership interests or other evidences of beneficial ownership of, any entity.  Except as expressly permitted in the Mortgage, no interest of Borrower or any other form of beneficial ownership of Borrower may be sold, transferred or otherwise disposed of during the term of the Loan without the prior written consent of Lender, which consent may be withheld for any reason.

5.7.              Expenses and Indemnification.  Borrower shall pay upon demand to Lender all out-of-pocket expenses incurred by Lender and all reasonable: (i) title insurance fees; (ii) survey and other consultants’ fees and expenses; (iii) attorneys’ fees; (iv) filing fees and taxes; (v) inspection fees; (vi) insurance premiums (to the extent not paid directly by Borrower); (vii) engineer and other consultants’ fees; (viii) appraisal fees, and all other similar costs and expenses relating in any manner to the Loan and the enforcement of Lender’s rights and remedies pursuant to the Loan Documents.  Lender is hereby authorized to make disbursements from the Loan proceeds to pay the amount set forth in the foregoing sentence.  Borrower hereby agrees to hold and save Lender harmless and indemnify Lender for, from and against all claims, liabilities, damages, losses or expenses (including reasonable attorneys’ fees) of any kind incurred by Lender arising from or out of the use, occupancy, or possession of the Real Property or otherwise or in any matter related to this Loan or the enforcement of Lender’s rights and remedies pursuant to the Loan Documents.

5.8.              Financial Covenants.

5.8.1           Minimum Net Worth.  So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will maintain, during and at the end of each fiscal quarter end, Net Worth at an amount not less than Eight Million Five Hundred Thousand and no/100 Dollars ($8,500,000.00).  For purposes hereof, "Net Worth" means the aggregate of capital and surplus of the Borrower, all determined in accordance with generally accepted accounting principles.

5.8.2           Ratio of Debt to Tangible Net Worth.  So long as the Note shall remain unpaid or the Bank shall have any Commitment hereunder, the ratio of the Borrower's Debt to Tangible Net Worth shall not exceed 2.25 to 1 measured at the end of each fiscal quarter end basis.

For purposes hereof, "Debt" means (i) all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liabilities side of a balance sheet as at the date as of which Debt is to be determined and (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby shall have been assumed, and (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire indebtedness of others; and "Tangible Net Worth" of any Person means the excess of:

(a)          the tangible assets of such Person, which, in accordance with generally accepted accounting principles, are tangible assets, after deducting adequate reserves in each case where, in accordance with generally accepted accounting principles, a reserve is proper, less

(b)         all Debt of such Person;

provided, however, that (i) inventory shall be taken into account on the basis  of the cost or current market value, whichever is lower, (ii) in no event shall there be included as such tangible assets patents, trademarks, trade names, copyrights, licenses, good will, deferred taxes, prepaid expenses, deferred charges or treasury stock or any securities or Debt of such Person or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against Federal income tax liabilities, (iii) securities included as such tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (iv) any write-up in the book value of any assets shall not be taken into account.

5.8.3      Quarterly Fixed Charge Coverage Ratio.  So long as the Note shall remain unpaid or the Lender shall have any Commitment hereunder, Borrower shall maintain a quarterly Fixed Charge Coverage Ratio, tested quarterly as of the end of each fiscal quarter of Borrower (based upon a fiscal year end of the last Sunday in August, and fiscal quarter ends on the last Sunday of each of November, February, May and August) for the most recently-ended four fiscal quarters of Borrower preceding each such testing date, of not less than 1.20 to 1 as of the end of each such testing period, beginning on fiscal quarter ended on the last Sunday of February in 2013, determined in accordance with generally recognized accounting principles consistently applied.
The term “Fixed Charge Coverage Ratio” means Borrower's earnings after taxes plus interest expense, plus taxes, plus depreciation plus amortization minus unfinanced capital expenditures (but excluding from unfinanced capital expenditures an amount of up to $600,000 contributed by Borrower to Borrower's 2012-2013 building expansion) minus dividends minus taxes paid in cash divided by scheduled principal and interest payments due on all Debt of the Borrower for such testing period...

5.9.              Use of Proceeds.  The proceeds of the Loan shall be used to reimburse Borrower for actual expenses incurred by or on behalf of Borrower for construction of the Project.

5.10.            Financial Statements. The Borrower and Guarantors will deliver to Lender:

5.10.1           As soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower and Guarantors, a copy of the financial statements of the Borrower and Guarantors audited by independent certified public accountants selected by the Borrower and Guarantors and acceptable to the Bank, which shall include the balance sheet of the Borrower and Guarantors as at the end of such fiscal year and the related statements of income, retained earnings and changes in financial position of the Borrower and Guarantors for the fiscal year then ended, all in reasonable detail and all prepared in accordance with generally accepted accounting principles applied on a consistent basis and accompanied by a certificate of said officer stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements previously provided to Lender, and (ii) whether or not he has knowledge of the occurrence of any Event of Default hereunder or of any event not theretofore reported and remedies which with notice or lapse of time or both would constitute such an Event of Default and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with requirements set forth in Sections 5.8 hereof.

5.10.2           As soon as available and in any event within forty-five (45) days after the end of each quarter, balance sheets of the Borrower and Guarantors as at the end of such quarter and related statements of earnings and retained earnings of the Borrower and Guarantors for such quarterly period and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with generally accepted accounting principles applied on a basis consistent with the account practices reflected in the annual financial statements referred to in Section 5.10.1 and certified by the chief financial officer of the Borrower and Guarantors; subject, however, to year-end audit adjustments, and accompanied by a certificate of said officer stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 5.10.1, and (ii) whether or not he has knowledge of the occurrence of any Event of Default hereunder or of any event not theretofore reported and remedies which with notice or lapse of time or both would constitute such an Event of Default and, if so, stating in reasonable detail the facts with respect thereto and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower and Guarantors are in compliance with requirements set forth in Sections 5. 8.

5.10.3           As soon as possible after such occurrence, Borrower and Guarantors shall provide the Bank with notice of any amendment of their Articles of Incorporation or of any material change in the Borrower or Guarantor or its or their operations; and

5.10.4           Such other information respecting the financial condition and results of operations of the Borrower or any Guarantor as the Bank may from time to time reasonably request.

5.11.              Leases.  Borrower acknowledges and agrees that Borrower’s right to modify, amend, supplement, terminate or cancel any of the Leases, or enter into any new Leases, shall be governed by the Mortgage

5.12.              [RESERVED].

5.13                      Operations.  Borrower shall maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel, shall provide written notice to Lender of any change in executive and management personnel, and shall conduct its business affairs in a reasonable and prudent manner.

5.14                      Notice of Defaults.  Borrower will promptly notify Lender in writing of the occurrence of any default or Event of Default, specifying the nature and existence of such default or Event of Default and what action Borrower is taking or proposes to take with respect thereto.  If any person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Loan Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which Borrower is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on Borrower, Borrower shall forthwith give written notice thereof to Lender, describing the notice or action and the nature of the claimed default.

5.15                      Notification of Claims Against Collateral.  Borrower will, immediately upon becoming aware thereof, notify Lender in writing of any setoff, claims, withholdings or other defenses to which any of the collateral, or the rights of Lender with respect to the collateral, are subject.

5.16                      Notice of Nonpayment.  Borrower will immediately notify Lender in writing if Borrower receives any notice, whether oral or written, from any laborer, subcontractor or materialman to the effect that such laborer, subcontractor or materialman has not been paid when due for any labor or materials furnished in connection with the construction, renovation, repair or replacement of any Improvements located on, or any other work performed at, the Real Property.

5.17                      Notice of Legal Proceedings.  Borrower will give notice to Lender in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Real Property, the Project, the Secured Assets or Borrower or to which Borrower is or is to become a party involving an uninsured claim against Borrower that could reasonably be expected to have a materially adverse effect on Borrower and stating the nature and status of such litigation or proceedings.  Borrower will give notice to Lender, in writing, in form and detail satisfactory to Lender, within ten (10) days of any judgment not covered by insurance, final or otherwise, against Borrower in an amount in excess of Fifty Thousand Dollars ($50,000.00).

5.18                      Notice of Tenant Actions. Borrower will give written notice to Lender at least ten (10) days prior to the commencement of, and again on the date of, occupancy of the Improvements by any future tenant under a Lease, stating the name of the tenant, the date of occupancy, and the area so occupied.  Borrower will also give written notice to Lender within ten (10) days after any tenant under a Lease vacates its premises (whether pursuant to the expiration of the term or otherwise), stating the name of the tenant, the date the premises were vacated, and the area so vacated.  In addition, Borrower will give written notice to Lender within ten (10) days after any tenant under a Lease fails to take occupancy of its premises as provided in such Lease, and within ten (10) days after the occurrence of any default by tenant or Borrower/landlord under such Lease.

6.           Letters of Credit.  Lender shall not be required to issue any letters of Credit for the account of Borrower in connection with the Project.

7.           Events of Default.

7.1.              Any of the following events shall constitute an event of default (“Event of Default”) under this Loan Agreement:

7.1.1.           Default Pursuant to Note.  Borrower shall default in the payment of principal or interest due under the Note or any other payments due pursuant to the Loan Documents.

7.1.2.           Default Pursuant to Loan Documents.  Except for a default pursuant to Section 7.1.1 above, there shall be a failure in the performance or observance of any covenants or conditions required to be performed or observed by Borrower or any of the Guarantors, if applicable, under the terms of the Loan Documents, and such failure continues beyond any applicable cure period (if any).

7.1.3.           Breaches.  Any representation or warranty made by Borrower or any of the Guarantors, if applicable, in the Loan Documents or as part of the Loan or in any certificate or document furnished as part of the Loan shall prove untrue in any material respect on the date as of which they were made or as of the date on which they were to be effective; or any financial statement or financial information delivered pursuant to this Loan Agreement is false or misleading in any material respect as of the date thereof.

7.1.4.           Insolvency.  Either Borrower or any of the Guarantors, if applicable, shall admit in writing their inability to pay its debts or shall make an assignment for the benefit of its creditors; or shall be adjudicated a bankrupt; or shall file a voluntary petition in bankruptcy or to effect a plan or other arrangement with creditors, or to liquidate assets of either Borrower or any of the Guarantors, if applicable, under court supervision; or shall have applied for the appointment of a receiver, trustee or custodian for any of their assets; or a trustee, receiver or custodian shall have been appointed for any assets of Borrower or any of the Guarantors, if any

7.1.5.           Damage to Real Property or Project.  If the improvements on the Real Property or Secured Assets are, in the reasonable judgment of Lender, materially injured or destroyed and Borrower does not take prompt action to collect insurance proceeds and/or commence restoration.

7.1.6.           Inspection of Real Property.  If Lender is not permitted, at all reasonable times upon prior reasonable notice as required under the Mortgage, to enter and inspect the Real Property, Project and the Secured Assets.

7.1.7.           Warrants and Attachments.  Any warrant, attachment, execution or other writ shall be issued or levied upon the Real Property or the Secured Assets or any property, real or personal, owned by Borrower or any Guarantor (if applicable) and shall remain undischarged, unstayed or unbonded for a period in excess of sixty (60) days.

7.1.8.           [RESERVED]

7.1.9.           Material Contracts.  If any contract, lease or agreement which is material to Borrower’s business is modified, amended or supplemented without Lender’s written consent or any of the Leases or any such contract, lease or agreement are terminated or a breach or an event of default occurs under the Leases or any such contract, lease or agreement.

7.1.10.         [RESERVED].

7.1.11.         Expiration of Permits or Approvals.  If any building permit, license or similar approval of any governmental authority required in connection with the Project is not maintained in full force and effect or is canceled and not reinstated within thirty (30) days of such cancellation or if any notice of commencement required under applicable law, if any, is terminated or expires.

7.1.12          Default Under Other Obligations.  Any material event or condition of default (however defined) by Borrower shall occur and the applicable cure period, if any, shall have expired, in any promissory note or any agreement between Borrower and the Lender, including but not limited to that certain Amended and Restated Promissory Note, and that certain Loan Agreement, both dated as of the same dated as of February 1, 2011, as amended, or any document or agreement executed in connection therewith.

7.2.              Occurrence of an Event of Default.  Upon the occurrence of an Event of Default and the continuance thereof beyond any applicable cure period, unless such Event of Default is subsequently waived in writing by Lender, Lender shall be entitled, at the option of Lender, to exercise any or all of the following rights and remedies

7.2.1.           Suspend Disbursements.  Lender may suspend its obligation to disburse any undisbursed proceeds of the Loan.

7.2.2.           Accelerate Payments.  Lender may declare the entire unpaid principal balance due pursuant to the Note to be immediately due and payable, together with accrued and unpaid interest, without further notice to or demand on Borrower.  Notwithstanding the foregoing, if Borrower or any of the Guarantors, if any, becomes insolvent, makes an assignment for the benefit of its creditors, becomes the subject of an “order for relief” within the meaning of the U.S. Bankruptcy Code, files a petition in bankruptcy, or for reorganization, is adjudged bankrupt, has filed against them an involuntary petition pursuant to the U.S. Bankruptcy Code or has a receiver, trustee, custodian or a liquidator appointed to take control of any of their real or personal property, then the entire unpaid principal balance due pursuant to the Note and all accrued and unpaid interest thereon shall automatically and without the option of Lender become immediately due and payable.

7.2.3.           [RESERVED].

7.2.4.           Other Remedies.  Lender may exercise all enforcement remedies specified or permitted in the Collateral Security Documents or any remedy available to Lender at law or in equity.

7.3.              [RESERVED]

7.4.              Setoff.  To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or other account).  This includes all accounts Borrower, all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this Section.

8.           Liability; Limitations; Indemnification.

8.1.              [RESERVED].

8.2.              No Joint Venture.  The relationship between Borrower and Lender created by this Loan Agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between Lender and Borrower or any contractor. Lender is not an agent or representative of Borrower.  This Loan Agreement does not create a contractual relationship with and shall not be construed to benefit or bind Lender in any way or create any contractual duties by Lender to any contractor, subcontractor, materialman, laborer, or any other person.  Borrower is exercising Borrower's own judgment with respect to Borrower's business.  All information supplied to Lender is for Lender's protection only and no other party is entitled to rely on such information.  There is no duty for Lender to review, inspect, supervise or inform Borrower of any matter with respect to Borrower's business.  Lender and Borrower intend that Lender may reasonably rely on all information supplied by Borrower to Lender, together with all representations and warranties given by Borrower to Lender, without investigation or confirmation by Lender and that any investigation or failure to investigate will not diminish Lender's right to so rely.

8.3.              Indemnification.  Borrower agrees to indemnify, to defend and to save and hold Lender harmless for, from and against any and all claims, suits, obligations, damages, losses, costs and expenses (including, without limitation, Lender's attorneys' fees, as well as Lender's architect's and engineering fees), demands, liabilities, penalties, fines and forfeitures of any nature whatsoever that may be asserted against or incurred by Lender, its officers, directors, employees, and agents arising out of, relating to, or in any manner occasioned by this Loan Agreement and the exercise of the rights and remedies granted Lender under this, as well as by:  (i)  the ownership, use, operation, construction, renovation, demolition, preservation, management, repair, condition, or maintenance of any part of the Project;  (ii)  the exercise of any of Borrower's rights collaterally assigned and pledged to Lender hereunder;  (iii)  any failure of Borrower to perform any of its obligations hereunder; and/or  (iv)  any failure of Borrower to comply with the environmental and ERISA obligations, representations and warranties set forth herein.  The foregoing indemnity provisions shall survive the cancellation of this Loan Agreement, the completion of the Project and the repayment of the Loan as to all matters arising or accruing prior to any such event and the foregoing indemnity shall survive in the event that Lender elects to exercise any of the remedies as provided under this Loan Agreement following default hereunder.  Borrower's indemnity obligations under this Section shall not in any way be affected by the presence or absence of covering insurance, or by the amount of such insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under any insurance policy or policies affecting the Project and/or Borrower's business activities.  Should any claim, action or proceeding be made or brought against Lender by reason of any event as to which Borrower's indemnification obligations apply, then, upon Lender's demand, Borrower, at its sole cost and expense, shall defend such claim, action or proceeding in Borrower's name, if necessary, by the attorneys for Borrower's insurance carrier (if such claim, action or proceeding is covered by insurance), or otherwise by such attorneys as Lender shall approve.  Lender may also engage its own attorneys at its reasonable discretion to defend Borrower and to assist in its defense and Borrower agrees to pay the fees and disbursements of such attorneys.

9.           Additional Matters.

9.1.              Heirs, Assigns, Waiver, Etc.  The provisions of this Loan Agreement shall inure to the benefit of and be binding upon Borrower and Lender, and their respective heirs, legal representatives, successors and assigns; provided, however, that this Loan Agreement and the Loan Documents may not be assigned by Borrower without the prior written consent of Lender, which consent may be withheld or conditioned in Lender’s sole and absolute discretion.  No delay on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof.  The rights and remedies of Lender specified in this Loan Agreement shall be in addition to and not exclusive of any other rights and remedies which Lender, by operation of law, would otherwise possess.

9.2.              Appraisals; Decline Condition.

9.2.1           Right of Lender to Obtain Appraisal.  In addition to any other right of Lender or any other appraisal requirement under the Loan Documents, Lender shall have the right to obtain an appraisal of the Real Property at any time during the term of the Loan: (a) if an Event of Default has occurred under the Loan Documents; (b) if any material damage or destruction of the Real Property or the Project has occurred; (c) if Lender determines, in its commercially reasonable discretion, that the security for the Loan has been physically or financially impaired in any material manner including, but not limited to, as a result of any change in the use of the Real Property, change in entitlements or anticipated entitlements (e.g., zoning or other land use approvals) to the Real Property, change in easements or anticipated easements benefitting or burdening the Real Property, or change in any major tenant or major tenant lease; (d) if such appraisal is required by the then-current banking laws or regulations. If Lender so elects to obtain an appraisal, Lender shall select and engage an appraiser (the “Appraiser”) who is licensed or certified to appraise real property in the State where the Real Property is located, and who, in Lender’s sole judgment, has the appropriate experience and level of competency to prepare an appraisal of the Real Property.  The cost of such appraisal shall be borne by Borrower provided that Borrower shall not be required to pay for any such appraisal more than once in any twelve (12) month period.  The appraisal shall be in a form, content and substance acceptable to Lender, in its sole discretion, and shall meet Lender’s minimum appraisal standards and all regulatory requirements.  Borrower shall cooperate with Lender and the Appraiser by providing any requested information, documents and access to the Project.  If Borrower fails to cooperate with Lender or the Appraiser, such event shall constitute an Event of Default hereunder and Lender shall be entitled to exercise all remedies available to it hereunder.

9.2.2           Decline in Property Value.  In the event any such appraisal obtained pursuant to Section 9.2.1 above shall determine that the then outstanding principal balance of the Note, together with the undisbursed portion of the Loan which Lender may be obligated to disburse to Borrower in accordance with the Loan Documents, is greater than 80% of the market value of the Real Property as determined by the Appraiser (the “Decline Condition”), Lender may deliver written notice thereof to Borrower.  If Borrower fails to cure the Decline Condition pursuant to Section 9.2.3 below, such Decline Condition shall constitute an Event of Default and Lender shall be entitled to exercise all remedies available to it hereunder.

9.2.3           Borrower’s Right to Cure - Repayment.  Upon Borrower’s receipt of written notice of a Decline Condition, Borrower may, at its option, repay a portion of the principal amount of the Note then outstanding such that the ratio of: (a) the sum of the outstanding principal balance of the Note plus the amount of the Loan proceeds that remain undisbursed to (b) the appraised value of the Real Property (as determined by the Appraiser pursuant to this Section 9.2) is, after completion of such repayment, less than 80%.  Such repayment shall be made to Lender, in cash or other immediately available funds, within sixty (60) days after Borrower receives written notice of the Decline Condition.  Upon Borrower’s repayment in accordance with this Section, the Decline Condition shall be deemed to be cured and no Event of Default shall occur (however, it shall not prevent or constitute a waiver of the right of Lender to prosecute any future Event of Default based on a future Decline Condition or otherwise).

9.2.4           Borrower’s Right to Cure - Additional Collateral.  In the alternative to Section 9.2.3 above, if permitted by Lender at the time of the occurrence of the Decline Condition, upon Borrower’s receipt of written notice of a Decline Condition, Borrower may, at its option, grant to Lender additional collateral security (whether in the form of the granting of a mortgage or deed of trust on additional real property owned by Borrower or otherwise) deemed acceptable to Lender, in its sole discretion, such that the ratio of: (a) the sum of the outstanding principal balance of the Note plus the amount of the Loan proceeds that remain undisbursed to (b) the appraised value of the Real Property (as determined by the Appraiser pursuant to this Section 9.2) plus the market value of such additional collateral security (as determined by Lender in its sole discretion) is, after the grant of such additional collateral security, less than 80%.  Borrower acknowledges and agrees that Lender may permit or decline any additional collateral security in its sole discretion, and may impose requirements on the granting of such additional collateral security (e.g., an appraisal, title insurance, environmental site assessment and other due diligence items may be necessary prior to the granting of a mortgage or deed of trust on additional real property).  Such grant shall be made to Lender, in a form acceptable to Lender in its sole discretion, within sixty (60) days after Borrower receives written notice of the Decline Condition (or, if Lender’s requirements for the granting of such additional collateral security cannot be completed within such sixty (60) day period, then within such period of time as Lender may determine is appropriate).  Upon Borrower’s grant in accordance with this Section, the Decline Condition shall be deemed to be cured and no Event of Default shall occur (however, it shall not prevent or constitute a waiver of the right of Lender to prosecute any future Event of Default based on a future Decline Condition or otherwise).

9.3.              USA Patriot Act.   Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower and its affiliated entities, if any, which information includes the name and address of Borrower and its affiliated entities, if any, and other information that will allow Lender to identify Borrower and its affiliated entities in accordance with the Patriot Act.  Borrower hereby agrees to provide such information promptly upon request by Lender. In connection therewith, Borrower shall: (a) ensure that no person who owns a controlling interest in or otherwise controls Borrower or any affiliated entity is or shall be listed on the “Specially Designated Nationals and Blocked Person List” or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury, or included in any Executive Orders; (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto; and (c) comply, and cause each affiliated entity to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

9.4.              Anti-Terrorism Laws.  In addition to all other representations and warranties contained herein, Borrower hereby represents and warrants that:

9.4.1.           Borrower is not in violation of any laws relating to terrorism or money laundering including, without limitation, Executive Order No. 13224 on Terrorist Financing effective September 23, 2001, and the Currency and Foreign Transactions Reporting Act of 1970, each as amended from time to time (collectively, “ Anti-Terrorism Laws”).

9.4.2.           No action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against Borrower alleging any violation of any Anti-Terrorism Law.

9.4.3.           Borrower has no knowledge or notice of any fact, event, circumstance, situation, or condition which could reasonably be expected to result in: (A) any action, proceeding, investigation, charge, claim, report, or notice being filed, commenced, or threatened against it alleging any violation of, or failure to comply with, any Anti-Terrorism Law; or (B) the imposition of any civil or criminal penalty against Borrower for any failure to so comply.  Borrower has provided Lender with sufficient information (including names, addresses and, where applicable, jurisdiction of formation or organization) to reasonably permit Lender to verify the foregoing representation.

9.4.4.           Borrower does not: (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person who is in violation of any Anti-Terrorism Law; (B) deal in, or otherwise engage in any transactions relating to any property or interests in property blocked under any Anti-Terrorism Law; or (C) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any prohibition set forth in any Anti-Terrorism Law.

9.5.              Hedging Instruments.  The obligations and indebtedness under the Loan shall include, without limitation, all obligations, indebtedness and liabilities of Borrower to Lender arising pursuant to or in connection with any swap, collar, cap, future, forward or derivative transaction, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combination of these transactions.

9.6.              Survival of Representations and Warranties.   Borrower understands and agrees that in extending Loan advances, Lender is relying on all representations, warranties, and covenants made by Borrower in this Loan Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Loan Agreement or the Loan Documents.  Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the extension of Loan advances and delivery to Lender of the Loan Documents, shall be continuing in nature, shall be deemed made and redated by Borrower at the time each Loan advance is made,  and shall remain in full force and effect until such time as the Note shall be paid in full, or until this Loan Agreement shall be terminated in the manner provided above, whichever is the last to occur.

9.7.              Execution and Amendment.  This Loan Agreement may be executed in counterparts, all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had executed the same signature page.  This Loan Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto

9.8.              Signs.  [RESERVED].

9.9.              Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or with Federal Express or a similar nationally known overnight delivery service, addressed as follows or to such address or other address as may be hereafter notified by the respective parties hereto:

Lender:	BMO Harris Bank N.A. 50 South Sixth Street, Suite 1000 Minneapolis, MN 55402 Attention: Commercial Lending Telecopy No. (612) 904-8011

Borrower:	WSI Industries, Inc. 213 Chelsea Road Monticello, MN 55362 Attention: Vice/President/Chief Financial Officer Telecopy No. 763-295-9212

Guarantor:	WSI Rochester, Inc. 213 Chelsea Road Monticello, MN 55362 Attention: Vice/President/Chief Financial Officer Telecopy No. 763-295-9212

Guarantor:	WSI Industries, Co 213 Chelsea Road Monticello, MN 55362 Attention: Vice/President/Chief Financial Officer Telecopy No. 763-295-9212

9.10.              Severability.  Any provision of this Loan Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

9.11.              Estoppel Certificate.  Borrower, within fifteen (15) days after written notice from Lender, will furnish Lender with an estoppel certificate as to the amount of Loan proceeds advanced pursuant to this Loan Agreement, stating that no offsets or defenses exist hereunder and stating such other matters as reasonably requested by Lender.

9.12.              Headings.  Section and subsection headings in this Loan Agreement are included herein for convenience only and shall not constitute a part of this Loan Agreement for any purpose.

9.13.              Maintenance of Security Interest.  Upon request, Borrower shall take any actions reasonably deemed advisable by Lender to preserve the collateral described in the Collateral Security Documents and/or to establish, determine the priority of, perfect, continue perfection, terminate and enforce Lender’s rights pursuant to the Collateral Security Documents.  In furtherance thereof, if Borrower shall fail or refuse to take such action within a reasonable period of time as determined by the then existing circumstances (but in no event less than ten (10) days), Borrower hereby appoints Lender as its true and lawful attorney-in-fact to execute and deliver all documents necessary to preserve the collateral described in the Collateral Security Documents and/or to establish, determine the priority of, perfect, continue perfection, terminate and/or enforce Lender’s interest pursuant to the Collateral Security Documents.

9.14.              No Right of Reliance.  Lender may waive, refrain from enforcing or grant indulgences with respect to any covenant, condition or term hereof without the consent of any other person and no other person shall be entitled to require or rely upon the strict enforcement of Lender's right thereunder.  Specifically, Lender shall have no responsibility whatsoever for the timely or workmanlike construction of the Project or any of the improvements within the Project or the protection of the Real Property.

9.15.              Time of the Essence.  The time provided for Borrower’s and each Guarantor’s performance of their respective covenants and agreements hereunder are of the essence of this Loan Agreement.

9.16.              No Representations by Lender.  Lender has no obligation in connection with the Project except to advance the proceeds of the Loan as herein provided, and Lender shall not be liable for the performance of any contractor, subcontractor, or supplier of materials, fixtures, equipment and any other personal property or for the quality of workmanship or the quality of such materials, fixtures, equipment and other personal property or for the failure to construct, complete, protect or insure the improvements, or for the payment of any costs or expenses incurred in connection therewith, or for the performance or nonperformance or delay in performance of any obligation of Borrower to Lender.  Any inspection by Lender or Lender's consultant of the Project, approval of the Plans and Specifications or other activities in the nature thereof shall only be for the sole benefit of Lender and for the purpose of protecting the security of Lender, and the same shall in no way be construed as a representation on the part of Lender that there is compliance on the part of Borrower with the Plans and Specifications or that the construction of the improvements is free from faulty material, or defective workmanship.  The fact that Lender or Lender's consultant makes such inspections shall not relieve Borrower from its duty to independently ascertain that the Project is being completed in accordance with the Plans and Specifications, and Borrower has no right to rely on any procedures required by Lender.

9.17.              Immunity.  Lender’s commitment to make advances hereunder shall not at any time be subject or liable to attachment or levy at the suit of any creditor of Borrower or any agent, contractor, subcontractor or supplier of Borrower.  All rights of the construction contractors, subcontractors, laborers and suppliers of materials, fixtures, equipment and other personal property shall be and are subordinate and inferior to Lender's interest and lien under the terms of the Loan Documents and this Loan Agreement.

9.18.              VENUE.  BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS LOAN AGREEMENT OR THE LOAN DOCUMENTS SHALL BE LITIGATED IN THE DISTRICT COURT OF WRIGHT COUNTY, MINNESOTA, OR AT LENDER’S DISCRETION IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN SUCH COURT.  BORROWER WAIVES ANY CLAIM THAT WRIGHT COUNTY, MINNESOTA, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE.  THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY LENDER, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY LENDER, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

9.19.              WAIVER OF TRIAL BY JURY.  LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

9.20.              Governing Law.  This Loan Agreement will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Minnesota without regard to its conflicts of law provisions.

9.21.              Governmental Regulation of Lender.  Lender is subject to various governmental authorities and the laws, rules and regulations enacted, adopted and promulgated by them.  To the extent that Lender's power and authority to perform the obligations on the part of Lender to be performed under this Loan Agreement, now or hereafter, may be limited or regulated thereby, Lender is hereby excused from such performance if such limitation or regulation prevents Lender's performance or if such limitation or regulation limits Lender's performance, Lender's obligations hereunder shall be modified to be consistent with such limitation or regulation.

9.22.              Final Agreement.  This Loan Agreement and the Loan Documents represent the final agreement between Lender and Borrower with respect to the transactions contemplated hereby.  Without limiting the generality of the foregoing, the terms and provisions of this Loan Agreement, together with the Loan Documents, supersede any inconsistent term or condition of any loan commitment letter or term sheet provided to Borrower and any previous discussions, negotiations, correspondence and oral statements of any party hereto and their respective employees, agents or representatives; provided, however, that all obligations of Borrower under any such loan commitment letter or term sheet to pay any fees to Lender or to pay any costs and expenses relating to the Loan or the loan commitment shall survive the execution and delivery of this Loan Agreement and the Loan Documents.  Any failure of Borrower to perform any such obligation shall constitute an Event of Default under the Loan Documents.

9.23.              No Usury.  In no event shall interest, including any charge or fee deemed to be interest, accrue or be payable hereon or on account of the indebtedness arising hereunder, under the Note or under any Loan Document in excess of the highest rate allowed by law for the time such indebtedness shall be outstanding and unpaid.  If by reason of the acceleration of maturity of such indebtedness, or for any other reason, interest in excess of the highest rate allowed by law shall be charged or paid, any such excess shall be refunded to Borrower or other payoff together with interest thereon at the highest rate permitted by law at the time of such overcharge.  Borrower agrees to accept such reimbursement or principal reduction in lieu of any other remedies it may have under applicable law.

9.24.              Further Assurances.  Borrower shall, from time to time, execute and deliver to Lender such additional documents and shall provide such additional information as Lender may reasonably request to carry out the terms of this Loan Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement on the day, month and year first above written.

LENDER:

BMO HARRIS BANK N.A.

By:
Name:
Title:

BORROWER:

WSI INDUSTRIES, INC., a Minnesota corporation

By:
Name:   Paul D. Sheely
Title:     Vice President/Chief Financial Officer

GUARANTORS:

WSI ROCHESTER, INC., a Minnesota
corporation

By:
Name:   Paul D. Sheely
Title:     Vice President/Chief Financial Officer

WSI INDUSTRIES CO., a Minnesota corporation

By:
Name:
Name:   Paul D. Sheely
Title:     Vice President/Chief Financial Officer

EXHIBIT A

Legal Description

Lot 1, Block 1, Remmele Addition, Wright County, Minnesota